Exhibit 21.1
SUBSIDIARIES OF GENERAL FINANCE CORPORATION
GFN North America Corp., a Delaware corporation (a)
GFN Mobile Storage Inc., a Delaware corporation (a)
Pac-Van, Inc., an Indiana corporation (b)
GFN U.S. Australasia Holdings, Inc., a Delaware corporation (a)
Royal Wolf Holdings Limited, an Australian corporation (c)
GFN Australasia Finance Pty Limited, an Australian corporation (c)
RWA Holdings Pty Limited, an Australian corporation (c)
Royal Wolf Trading Australia Pty Limited, an Australian corporation (c)
Royal Wolf Hi Tech Pty Limited, an Australian corporation (c)
Royalwolf NZ Acquisition Co. Limited, a New Zealand corporation (c)
Royalwolf Trading New Zealand Limited, a New Zealand corporation (c)
(a)	100% owned — directly
(b)	100% owned — indirectly
(c)	50.005% owned — indirectly